Exhibit 99.1

AVANTAIR UPDATE ON VOLUNTARY STAND-DOWN OF OPERATIONS

CLEARWATER, Fla. – October 25, 2012 — Avantair, Inc. (OTCBB: AAIR), today announced the company is continuing to stand down operations and engaging top aviation experts to help complete a thorough examination of its fleet of nearly 60 Piaggio Avanti aircraft, and a comprehensive review of records and supporting maintenance documentation. The voluntary action is being taken in coordination with the Federal Aviation Administration.

“For the past week, we have been undertaking extensive inspections of our fleet and our operating procedures. These inspections and other actions are still underway. But this further action is necessary to ensure every aspect of our operation will allow us to reach the next level of safety and performance and exceed the highest industry standard,” said Steven Santo, Avantair CEO.

“We are enhancing our maintenance and operational infrastructure so that it surpasses every standard that applies to the aircraft we fly. With our new processes and procedures, Avantair will satisfy the heightened requirements governing the largest aircraft types in our industry. When we resume operations, we will have the most reliable fleet in our industry embracing the highest standards in aviation,” said Mr. Santo.

Avantair has retained safety expert Nick Sabatini to oversee the project. Mr. Sabatini previously was the top career official at the FAA.

During the stand-down, Avantair will furlough some employees.

“We know this is an extremely difficult period for our loyal employees and frustrating to our devoted owners,” said Mr. Santo. “We are grateful for their understanding and patience as we work through this important process. We are confident we are laying the groundwork necessary to offer outstanding service and reliability going forward.”

About Avantair

Avantair,® the sole North American provider of fractional shares, aircraft leasing and time card programs for the Piaggio Avanti aircraft, and the only publicly traded stand-alone private aircraft operator, is headquartered in Clearwater, FL, with more than 500 employees. The company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico. The company currently manages a fleet of 57 aircraft. For more information about Avantair, please visit: www.avantair.com.

O’Neill and Associates

Hugh Drummond

(617) 646-1083

hdrummond@oneillandassoc.com